Exhibit 99.1

Mercantile Bank Corporation Reports Third Quarter 2020 Results

Continued strength in mortgage banking income and asset quality metrics highlight quarter

GRAND RAPIDS, Mich., October 20, 2020 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $10.7 million, or $0.66 per diluted share, for the third quarter of 2020, compared with net income of $12.6 million, or $0.77 per diluted share, for the respective prior-year period. Net income during the first nine months of 2020 totaled $30.1 million, or $1.85 per diluted share, compared to $36.1 million, or $2.20 per diluted share, during the first nine months of 2019.

“In light of the challenging operating environment created by the ongoing COVID-19 pandemic, we are pleased with our overall financial performance during the third quarter of 2020,” said Robert B. Kaminski, Jr., President and Chief Executive Officer of Mercantile. “We have implemented strategic initiatives to address the identifiable impacts of the pandemic, and we will continue to focus on appropriately planning for potential future risks posed by it.”

Third quarter highlights include:

●	Strong capital position
●	Continued solid asset quality metrics
●	Ongoing strength in commercial loan and residential mortgage loan pipelines
●	Substantial increase in mortgage banking income and growth in other key fee income categories
●	Controlled overhead costs

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $42.8 million during the third quarter of 2020, up $4.5 million, or 11.8 percent, from the prior-year third quarter. Net interest income during the third quarter of 2020 was $29.5 million, down $2.1 million, or 6.6 percent, from the third quarter of 2019, reflecting a decreased net interest margin, which more than offset the positive impact of earning asset growth. Noninterest income totaled $13.3 million during the third quarter of 2020, up $6.6 million from the respective 2019 period, mainly due to increased mortgage banking income.

The net interest margin was 2.86 percent in the third quarter of 2020, compared to 3.71 percent in the third quarter of 2019. The yield on average earning assets was 3.45 percent during the third quarter of 2020, down from 4.73 percent during the prior-year third quarter, mainly due to a decreased yield on commercial loans, which equaled 4.06 percent in the current-year third quarter compared to 5.15 percent in the respective 2019 period. The decreased yield on commercial loans primarily reflected reduced interest rates on variable-rate commercial loans resulting from the Federal Open Market Committee significantly lowering the targeted federal funds rate by a total of 225 basis points during the second half of 2019 and first three months of 2020. A significant volume of excess on-balance sheet liquidity consisting of low-yielding deposits with the Federal Reserve Bank of Chicago and a correspondent bank negatively impacted the yield on average earning assets during the third quarter of 2020. The excess funds are mainly a product of federal government stimulus programs as well as lower business and consumer investing and spending. A lower yield on interest-earning deposits, reflecting the decreasing interest rate environment, also contributed to the reduced yield on average earning assets.

The cost of funds declined from 1.02 percent during the third quarter of 2019 to 0.59 percent during the current-year third quarter, primarily due to lower rates paid on local deposit accounts and borrowings, reflecting the declining interest rate environment. A change in funding mix, consisting of an increase in lower-costing non-time deposits as a percentage of total funding sources, also contributed to the decrease in the cost of funds.

Mercantile recorded provision expense of $3.2 million during the third quarter of 2020, compared to $7.6 million during the second quarter of 2020 and $0.7 million during the third quarter of 2019. The provision expense recorded during the current-year third quarter was primarily comprised of increased allocations associated with the downgrading of certain non-impaired commercial loan relationships, while the provision expense recorded during the second quarter of 2020 mainly consisted of an allocation associated with the newly-created COVID-19 pandemic environmental factor (“COVID-19 factor”) and an increased allocation related to the existing economic conditions environmental factor. The COVID-19 factor was added to address the unique challenges and economic uncertainty resulting from the pandemic and its potential impact on the collectability of the loan portfolio. The provision expense recorded during the third quarter of 2019 mainly reflected ongoing net loan growth.

Noninterest income during the third quarter of 2020 was $13.3 million, representing an increase of $6.6 million, or 99.3 percent, from the $6.7 million recorded during the third quarter of 2019. The higher level of noninterest income primarily reflected increased mortgage banking income stemming from a substantial upturn in refinance activity spurred by a decrease in residential mortgage loan interest rates, an increase in purchase activity, and the ongoing success of strategic initiatives that were implemented to boost market share. Growth in credit and debit card income and payroll processing fees also contributed to the increased level of noninterest income.

Noninterest expense totaled $26.4 million during the third quarter of 2020, up $4.4 million, or 20.0 percent, from the prior-year third quarter. The higher level of expense primarily resulted from increased compensation costs, mainly reflecting higher residential mortgage loan originator commissions and related incentives and an increased bonus accrual. The higher level of commissions and associated incentives primarily depicted the significant increase in residential mortgage loan originations during the third quarter of 2020, which were up nearly 79 percent compared to the respective 2019 period.

Mr. Kaminski commented, “The continuing success of strategic initiatives that were implemented to increase market penetration and enhance revenue, combined with strong residential mortgage loan production levels, allowed us to achieve another record breaking level of mortgage banking income during the third quarter of 2020. Our residential mortgage lending team has put forth a tremendous effort to ensure the entire loan origination process, from the receipt of an application to closing, is completed in an efficient manner, often providing us with a competitive advantage. We were pleased with the growth in service charges on accounts and credit and debit card income during the third quarter of 2020 compared to the linked quarter, primarily reflecting the relaxation of certain restrictions that were put in place as a result of the COVID-19 pandemic. Controlling overhead costs remains an integral component of growth initiatives, and we will continue our efforts to ascertain opportunities to function more efficiently.”

Balance Sheet

As of September 30, 2020, total assets were $4.42 billion, up $788 million, or 21.7 percent, from December 31, 2019. Total loans increased $494 million during the first nine months of 2020, primarily reflecting Paycheck Protection Program loan originations of $555 million during the second and third quarters. Commercial lines of credit remained relatively steady during the third quarter of 2020 after having declined $109 million during the second quarter of 2020 largely due to the impacts of the COVID-19 pandemic environment and federal government stimulus programs. As of September 30, 2020, unfunded commitments on commercial construction and development loans totaled approximately $99 million, which are expected to be largely funded over the next 12 to 18 months. Interest-earning deposits increased $315 million during the first nine months of 2020, mainly resulting from growth in certain local deposit account categories and sweep accounts.

Ray Reitsma, President of Mercantile Bank of Michigan, noted, “We are very pleased that our asset quality metrics remained solid throughout the third quarter of 2020, as we continue to closely monitor and evaluate the impact of the COVID-19 pandemic on the performance of our loan portfolio. Our ongoing focus on sound credit underwriting has served us well during this period of uncertainty and weakened economic conditions. Past due loan and nonperforming asset levels continue to be low, and a vast majority of commercial and retail loan customers that were granted loan payment deferrals under internally developed programs have reverted back to making full contractual loan payments. As part of our internal loan review program and reflective of our desire to identify potential loan problems in a timely manner, certain non-impaired commercial loan relationships were downgraded during the third quarter to bring the loan risk ratings in sync with the current economic environment and the borrowers’ financial conditions, resulting in a substantial portion of the provision expense recorded during the quarter.”

Mr. Reitsma added, “Although we continued to assist customers in obtaining funds under the Paycheck Protection Program and began helping loan recipients gather and submit required information to the Small Business Administration for a loan forgiveness determination during the third quarter of 2020, we remained focused on meeting the traditional credit needs of our existing clients and identifying potential new customer relationships. We are pleased with the level of net commercial loan growth achieved during the third quarter, and based on the strength of our current pipeline, we expect to fund additional commercial loans in future periods.”

Excluding the impact of Paycheck Protection Program loan originations, commercial and industrial loans and owner-occupied commercial real estate loans together represented approximately 55 percent of total commercial loans as of September 30, 2020, a level that has remained relatively consistent and in line with internal expectations.

Total deposits at September 30, 2020, were $3.37 billion, up $682 million, or 25.3 percent, from December 31, 2019. Local deposits were up $749 million during the first nine months of 2020, while brokered deposits were down $67.5 million during the same time period. The growth in local deposits mainly reflected Paycheck Protection Program loan proceeds being deposited into customers’ accounts at the time the loans were originated and remaining on deposit as of September 30, 2020, along with federal government stimulus payments and reduced business and consumer investing and spending. Wholesale funds were $460 million, or approximately 12 percent of total funds, as of September 30, 2020, compared to $487 million, or approximately 15 percent of total funds, as of December 31, 2019.

Asset Quality

Nonperforming assets at September 30, 2020, were $4.7 million, or 0.1 percent of total assets, compared to $2.7 million, or 0.1 percent of total assets, at December 31, 2019, and $2.9 million, or 0.1 percent of total assets, at September 30, 2019. During the third quarter of 2020, loan charge-offs totaled $0.1 million, while recoveries of prior-period loan charge-offs equaled $0.2 million, providing for net loan recoveries of $0.1 million, or an annualized 0.02 percent of average total loans.

Capital Position

Shareholders’ equity totaled $432 million as of September 30, 2020, an increase of $15.3 million from year-end 2019. The Bank’s capital position remains above “well-capitalized” with a total risk-based capital ratio of 13.5 percent as of September 30, 2020, compared to 13.0 percent at December 31, 2019. At September 30, 2020, the Bank had approximately $116 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 16,243,124 total shares outstanding at September 30, 2020.

As part of a $20 million common stock repurchase program announced in May 2019 and instituted in conjunction with the completion of its existing program that was introduced in January 2015 and later expanded in April 2016, Mercantile repurchased approximately 222,000 shares for $6.3 million, or a weighted average all-in cost per share of $28.25, during the first quarter of 2020; no shares were repurchased during the second and third quarters of 2020. Mercantile has elected to temporarily cease stock repurchases to preserve capital for lending and other purposes while management assesses the potential impacts of the COVID-19 pandemic. Management has the ability to reinstate the buyback program as circumstances warrant.

Mr. Kaminski concluded, “As part of our COVID-19 pandemic response plan, we have continued to utilize information distributed by government agencies and health officials as a basis for pandemic-related actions designed to provide clients with needed banking services while protecting them and our employees from the spread of the coronavirus to the fullest extent possible. We will continue to closely monitor new pandemic-related developments and revise the response plan as necessary. We were pleased to announce earlier today that our Board of Directors declared a regular quarterly cash dividend. Our sustained financial strength has allowed us to continue the cash dividend program and provide our shareholders with a cash return on their investments despite the uncertainty stemming from the pandemic and associated deterioration in economic conditions.”

Investor Presentation

Mercantile has prepared presentation materials (the “Conference Call & Webcast Presentation”) that management intends to use during its previously announced third quarter 2020 conference call on Tuesday, October 20, 2020, at 10:00 a.m. Eastern Time, and from time to time thereafter in presentations about the Company’s operations and performance. The Investor Presentation also contains more detailed information relating to Mercantile’s COVID-19 pandemic response plan. These materials have been furnished to the U.S. Securities and Exchange Commission concurrently with this press release, and are also available on Mercantile’s website at www.mercbank.com.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $4.4 billion and operates 40 banking offices. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such comments are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies, including the significant disruption to financial market and other economic activity caused by the outbreak of COVID-19; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

Robert B. Kaminski, Jr. President & CEO 616-726-1502 rkaminski@mercbank.com	Charles Christmas Executive Vice President & CFO 616-726-1202 cchristmas@mercbank.com

Mercantile Bank Corporation

Third Quarter 2020 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	SEPTEMBER 30,	DECEMBER 31,	SEPTEMBER 30,
	2020	2019	2019
ASSETS
Cash and due from banks	$59,283,000	$53,262,000	$84,275,000
Interest-earning deposits	495,308,000	180,469,000	144,263,000
Total cash and cash equivalents	554,591,000	233,731,000	228,538,000

Securities available for sale	312,424,000	334,655,000	345,533,000
Federal Home Loan Bank stock	18,002,000	18,002,000	18,002,000

Loans	3,350,544,000	2,856,667,000	2,933,013,000
Allowance for loan losses	(35,572,000)	(23,889,000)	(24,414,000)
Loans, net	3,314,972,000	2,832,778,000	2,908,599,000

Premises and equipment, net	60,446,000	57,327,000	54,585,000
Bank owned life insurance	71,170,000	70,297,000	67,993,000
Goodwill	49,473,000	49,473,000	49,473,000
Core deposit intangible, net	2,754,000	3,840,000	4,237,000
Other assets	36,778,000	32,812,000	33,420,000

Total assets	$4,420,610,000	$3,632,915,000	$3,710,380,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$1,449,879,000	$924,916,000	$967,189,000
Interest-bearing	1,922,155,000	1,765,468,000	1,799,902,000
Total deposits	3,372,034,000	2,690,384,000	2,767,091,000

Securities sold under agreements to repurchase	157,017,000	102,675,000	103,990,000
Federal Home Loan Bank advances	394,000,000	354,000,000	364,000,000
Subordinated debentures	47,392,000	46,881,000	46,710,000
Accrued interest and other liabilities	18,267,000	22,414,000	21,389,000
Total liabilities	3,988,710,000	3,216,354,000	3,303,180,000

SHAREHOLDERS' EQUITY
Common stock	301,896,000	305,035,000	304,065,000
Retained earnings	124,451,000	107,831,000	98,876,000
Accumulated other comprehensive income/(loss)	5,553,000	3,695,000	4,259,000
Total shareholders' equity	431,900,000	416,561,000	407,200,000

Total liabilities and shareholders' equity	$4,420,610,000	$3,632,915,000	$3,710,380,000

Mercantile Bank Corporation

Third Quarter 2020 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED REPORTS OF INCOME

(Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED	NINE MONTHS ENDED	NINE MONTHS ENDED
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
INTEREST INCOME
Loans, including fees	$33,664,000	$37,005,000	$101,428,000	$109,559,000
Investment securities	1,788,000	2,660,000	8,554,000	7,587,000
Other interest-earning assets	142,000	651,000	711,000	1,627,000
Total interest income	35,594,000	40,316,000	110,693,000	118,773,000

INTEREST EXPENSE
Deposits	3,466,000	5,573,000	11,808,000	15,906,000
Short-term borrowings	38,000	71,000	132,000	244,000
Federal Home Loan Bank advances	2,072,000	2,257,000	6,499,000	6,751,000
Other borrowed money	509,000	810,000	1,857,000	2,506,000
Total interest expense	6,085,000	8,711,000	20,296,000	25,407,000

Net interest income	29,509,000	31,605,000	90,397,000	93,366,000

Provision for loan losses	3,200,000	700,000	11,550,000	2,450,000

Net interest income after provision for loan losses	26,309,000	30,905,000	78,847,000	90,916,000

NONINTEREST INCOME
Service charges on accounts	1,135,000	1,185,000	3,401,000	3,406,000
Mortgage banking income	9,479,000	2,889,000	19,746,000	5,291,000
Credit and debit card income	1,636,000	1,547,000	4,371,000	4,397,000
Payroll services	399,000	367,000	1,346,000	1,227,000
Earnings on bank owned life insurance	290,000	330,000	933,000	3,567,000
Other income	368,000	358,000	1,042,000	1,755,000
Total noninterest income	13,307,000	6,676,000	30,839,000	19,643,000

NONINTEREST EXPENSE
Salaries and benefits	16,734,000	13,680,000	44,388,000	39,982,000
Occupancy	2,023,000	1,697,000	5,944,000	5,089,000
Furniture and equipment	871,000	629,000	2,500,000	1,885,000
Data processing costs	2,676,000	2,342,000	7,793,000	6,854,000
Other expense	4,119,000	3,679,000	11,954,000	12,134,000
Total noninterest expense	26,423,000	22,027,000	72,579,000	65,944,000

Income before federal income tax expense	13,193,000	15,554,000	37,107,000	44,615,000

Federal income tax expense	2,507,000	2,954,000	7,051,000	8,476,000

Net Income	$10,686,000	$12,600,000	$30,056,000	$36,139,000

Basic earnings per share	$0.66	$0.77	$1.85	$2.20
Diluted earnings per share	$0.66	$0.77	$1.85	$2.20

Average basic shares outstanding	16,233,196	16,390,203	16,265,208	16,415,843
Average diluted shares outstanding	16,233,666	16,393,078	16,265,986	16,420,845

Mercantile Bank Corporation

Third Quarter 2020 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2020	2020	2020	2019	2019
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2020	2019
EARNINGS
Net interest income	$29,509	30,571	30,317	31,168	31,605	90,397	93,366
Provision for loan losses	$3,200	7,600	750	(700)	700	11,550	2,450
Noninterest income	$13,307	10,984	6,550	7,312	6,676	30,839	19,643
Noninterest expense	$26,423	23,216	22,940	23,335	22,027	72,579	65,944
Net income before federal income tax expense	$13,193	10,739	13,177	15,845	15,554	37,107	44,615
Net income	$10,686	8,698	10,673	13,317	12,600	30,056	36,139
Basic earnings per share	$0.66	0.54	0.65	0.81	0.77	1.85	2.20
Diluted earnings per share	$0.66	0.54	0.65	0.81	0.77	1.85	2.20
Average basic shares outstanding	16,233,196	16,212,500	16,350,281	16,373,458	16,390,203	16,265,208	16,415,843
Average diluted shares outstanding	16,233,666	16,213,264	16,351,559	16,375,740	16,393,078	16,265,986	16,420,845

PERFORMANCE RATIOS
Return on average assets	0.98%	0.85%	1.19%	1.45%	1.38%	0.99%	1.37%
Return on average equity	9.86%	8.26%	10.20%	12.87%	12.39%	9.44%	12.40%
Net interest margin (fully tax-equivalent)	2.86%	3.17%	3.63%	3.63%	3.71%	3.19%	3.79%
Efficiency ratio	61.71%	55.87%	62.22%	60.64%	57.54%	59.87%	58.40%
Full-time equivalent employees	618	637	626	619	624	618	624

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	4.03%	4.18%	4.69%	5.01%	5.06%	4.28%	5.15%
Yield on securities	2.26%	3.37%	4.73%	2.90%	2.99%	3.47%	2.89%
Yield on other interest-earning assets	0.12%	0.15%	1.22%	1.65%	2.15%	0.32%	2.32%
Yield on total earning assets	3.45%	3.85%	4.54%	4.61%	4.73%	3.91%	4.82%
Yield on total assets	3.25%	3.62%	4.23%	4.31%	4.42%	3.67%	4.50%
Cost of deposits	0.41%	0.48%	0.70%	0.79%	0.83%	0.52%	0.82%
Cost of borrowed funds	1.78%	1.91%	2.31%	2.36%	2.35%	1.98%	2.39%
Cost of interest-bearing liabilities	0.99%	1.11%	1.36%	1.47%	1.52%	1.15%	1.52%
Cost of funds (total earning assets)	0.59%	0.68%	0.91%	0.98%	1.02%	0.72%	1.03%
Cost of funds (total assets)	0.56%	0.64%	0.85%	0.91%	0.95%	0.67%	0.96%

PURCHASE ACCOUNTING ADJUSTMENTS
Loan portfolio - increase interest income	$332	169	285	316	327	786	1,107
Trust preferred - increase interest expense	$171	171	171	171	171	513	513
Core deposit intangible - increase overhead	$318	371	397	397	397	1,086	1,324

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$237,195	275,486	132,859	110,611	132,852	645,540	257,989
Purchase mortgage loans originated	$93,068	58,015	46,538	49,407	61,839	197,621	133,716
Refinance mortgage loans originated	$144,127	217,471	86,321	61,204	71,013	447,919	124,273
Mortgage loans originated with intent to sell	$191,318	225,665	95,327	81,590	104,890	512,310	175,788
Income on sale of mortgage loans	$10,199	7,760	2,086	3,062	2,886	20,045	5,003

CAPITAL
Tangible equity to tangible assets	8.69%	8.74%	10.14%	10.15%	9.67%	8.69%	9.67%
Tier 1 leverage capital ratio	9.80%	10.21%	11.47%	11.28%	11.08%	9.80%	11.08%
Common equity risk-based capital ratio	11.37%	11.34%	10.92%	11.00%	10.53%	11.37%	10.53%
Tier 1 risk-based capital ratio	12.74%	12.74%	12.28%	12.36%	11.87%	12.74%	11.87%
Total risk-based capital ratio	13.82%	13.73%	13.03%	13.09%	12.60%	13.82%	12.60%
Tier 1 capital	$420,225	412,526	406,445	405,148	395,010	420,225	395,010
Tier 1 plus tier 2 capital	$455,797	444,772	431,273	429,038	419,424	455,797	419,424
Total risk-weighted assets	$3,298,047	3,238,444	3,309,336	3,276,754	3,327,723	3,298,047	3,327,723
Book value per common share	$26.59	26.20	25.82	25.36	24.93	26.59	24.93
Tangible book value per common share	$23.37	22.96	22.55	22.12	21.64	23.37	21.64
Cash dividend per common share	$0.28	0.28	0.28	0.27	0.27	0.84	0.79

ASSET QUALITY
Gross loan charge-offs	$124	335	40	112	519	499	771
Recoveries	$250	153	229	287	180	632	355
Net loan charge-offs (recoveries)	$(126)	182	(189)	(175)	339	(133)	416
Net loan charge-offs to average loans	(0.02%)	0.02%	(0.03%)	(0.02%)	0.05%	(0.01%)	0.02%
Allowance for loan losses	$35,572	32,246	24,828	23,889	24,414	35,572	24,414
Allowance to loans	1.06%	0.97%	0.86%	0.89%	0.88%	1.06%	0.88%
Allowance to loans excluding PPP loans	1.27%	1.16%	0.86%	0.89%	0.88%	1.27%	0.88%
Nonperforming loans	$4,141	3,212	3,469	2,284	2,644	4,141	2,644
Other real estate/repossessed assets	$512	198	271	452	243	512	243
Nonperforming loans to total loans	0.12%	0.10%	0.12%	0.08%	0.09%	0.12%	0.09%
Nonperforming assets to total assets	0.11%	0.08%	0.10%	0.08%	0.08%	0.11%	0.08%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$36	36	37	34	32	36	32
Construction	$198	198	283	0	0	198	0
Owner occupied / rental	$2,597	2,750	2,922	2,364	2,576	2,597	2,576
Commercial real estate:
Land development	$0	0	43	0	0	0	0
Construction	$0	0	0	0	0	0	0
Owner occupied	$1,576	275	287	326	240	1,576	240
Non-owner occupied	$23	25	0	0	26	23	26
Non-real estate:
Commercial assets	$198	98	156	0	0	198	0
Consumer assets	$25	28	12	12	13	25	13
Total nonperforming assets	4,653	3,410	3,740	2,736	2,887	4,653	2,887

NONPERFORMING ASSETS - RECON
Beginning balance	$3,410	3,740	2,736	2,887	3,951	2,736	4,952
Additions - originated loans/former branch	$1,615	220	1,344	30	339	3,179	904
Other activity	$0	0	(31)	135	57	(31)	91
Return to performing status	$(72)	(26)	(7)	0	(126)	(105)	(126)
Principal payments	$(249)	(278)	(110)	(232)	(1,014)	(637)	(1,908)
Sale proceeds	$0	(49)	(192)	(36)	(253)	(241)	(756)
Loan charge-offs	$(51)	(173)	0	(48)	(59)	(224)	(241)
Valuation write-downs	$0	(24)	0	0	(8)	(24)	(29)
Ending balance	$4,653	3,410	3,740	2,736	2,887	4,653	2,887

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$1,321,419	1,307,456	873,679	846,551	882,747	1,321,419	882,747
Land development & construction	$50,941	52,984	62,908	56,118	48,418	50,941	48,418
Owner occupied comm'l R/E	$549,364	567,621	579,229	579,004	567,267	549,364	567,267
Non-owner occupied comm'l R/E	$878,897	841,145	823,366	835,345	883,079	878,897	883,079
Multi-family & residential rental	$137,740	132,047	133,148	124,526	126,855	137,740	126,855
Total commercial	$2,938,361	2,901,253	2,472,330	2,441,544	2,508,366	2,938,361	2,508,366
Retail:
1-4 family mortgages	$348,460	367,060	356,338	339,749	346,095	348,460	346,095
Home equity & other consumer	$63,723	64,743	72,875	75,374	78,552	63,723	78,552
Total retail	$412,183	431,803	429,213	415,123	424,647	412,183	424,647
Total loans	$3,350,544	3,333,056	2,901,543	2,856,667	2,933,013	3,350,544	2,933,013

END OF PERIOD BALANCES
Loans	$3,350,544	3,333,056	2,901,543	2,856,667	2,933,013	3,350,544	2,933,013
Securities	$330,426	325,663	330,149	352,657	363,535	330,426	363,535
Other interest-earning assets	$495,308	386,711	186,938	180,469	144,263	495,308	144,263
Total earning assets (before allowance)	$4,176,278	4,045,430	3,418,630	3,389,793	3,440,811	4,176,278	3,440,811
Total assets	$4,420,610	4,314,379	3,657,387	3,632,915	3,710,380	4,420,610	3,710,380
Noninterest-bearing deposits	$1,449,879	1,445,620	956,290	924,916	967,189	1,449,879	967,189
Interest-bearing deposits	$1,922,155	1,816,660	1,689,126	1,765,468	1,799,902	1,922,155	1,799,902
Total deposits	$3,372,034	3,262,280	2,645,416	2,690,384	2,767,091	3,372,034	2,767,091
Total borrowed funds	$600,892	611,298	576,996	506,301	517,523	600,892	517,523
Total interest-bearing liabilities	$2,523,047	2,427,958	2,266,122	2,271,769	2,317,425	2,523,047	2,317,425
Shareholders' equity	$431,900	425,221	418,389	416,561	407,200	431,900	407,200

AVERAGE BALANCES
Loans	$3,315,741	3,294,883	2,861,047	2,871,674	2,903,161	3,157,802	2,846,735
Securities	$327,668	333,843	344,906	362,347	363,394	335,443	358,557
Other interest-earning assets	$457,598	251,833	153,638	176,034	118,314	288,310	93,800
Total earning assets (before allowance)	$4,101,007	3,880,559	3,359,591	3,410,055	3,384,869	3,781,555	3,299,092
Total assets	$4,346,624	4,119,573	3,602,784	3,650,087	3,622,168	4,024,175	3,531,841
Noninterest-bearing deposits	$1,454,887	1,304,986	923,827	948,602	930,851	1,228,729	886,536
Interest-bearing deposits	$1,863,302	1,767,985	1,724,030	1,759,377	1,741,563	1,785,391	1,710,120
Total deposits	$3,318,189	3,072,971	2,647,857	2,707,979	2,672,414	3,014,120	2,596,656
Total borrowed funds	$583,994	607,074	517,961	509,932	529,590	569,729	531,073
Total interest-bearing liabilities	$2,447,296	2,375,059	2,241,991	2,269,309	2,271,153	2,355,120	2,241,193
Shareholders' equity	$429,865	422,230	419,612	410,593	403,350	423,924	389,628